Exhibit 99.4
AMENDMENT TO UAW SETTLEMENT AGREEMENT
DATED JULY 5, 2007 BY AND AMONG
DANA CORPORATION, INTERNATIONAL UNION, UAW AND ITS LOCAL UNION
282, LOCAL UNION 771, LOCAL UNION 1405, LOCAL UNION 1765, LOCAL UNION
3047, LOCAL UNION 644 AND THE UAW LOCAL UNION REPRESENTING
EMPLOYEES AT DANA’S LONGVIEW, TX FACILITY.
          This Amendment dated July 26, 2007 to the July 5, 2007 UAW Settlement Agreement (this “Amendment”), is made by and between Dana Corporation (“Dana”), on behalf of itself and its subsidiaries operating as debtors and debtors in possession (together with Dana, the “Debtors”) in the Chapter 11 Cases; and International Union, UAW and its Local Union 282, Local Union 771, Local Union 1405, Local Union 1765, Local Union 3047, Local Union 644 and the UAW Local Union representing employees at Dana’s Longview, TX facility (the “UAW”). Each of the Debtors and the UAW is referred to herein individually as a “Party,” and collectively, as the “Parties.”
BACKGROUND
          The Parties are parties to the UAW Settlement Agreement dated July 5, 2007, and relating to, among other things, the Parties’ agreement with respect to modification of certain collective bargaining agreements and retiree benefits, as well as other matters in conjunction with the implementation of a global settlement (together with all exhibits thereto, and together with this Amendment upon the effectiveness hereof, the “UAW Settlement Agreement”).
          NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:
1. Section 3(a)(viii). Section 3(a)(viii) of the UAW Settlement Agreement shall be deleted.
2. Letter # 10. Letter # 10 of Appendix S of the UAW Settlement Agreement shall be deleted.
3. Appendix R. Appendix R as contained in the UAW Settlement Agreement shall be deleted in its entirety and replaced by the revised Appendix R attached hereto as Exhibit 1.
4. Appendix K. Appendix K as contained in the UAW Settlement Agreement shall be deleted in its entirety and replaced by the revised Appendix K attached hereto as Exhibit 2.
5. Appendix I. Appendix I as contained in the UAW Settlement Agreement shall be deleted in its entirety and replaced by the revised Appendix I attached hereto as Exhibit 3.
6. Appendix C. Section 4 of Appendix C of the UAW Settlement Agreement shall be deleted in its entirety and replaced with the following:
“During the term of this Agreement, the Company shall not move existing work out of a facility where the UAW represents employees into a facility where either they or the USW do not, unless a customer makes a sourcing decision under an existing contract, ends a sourcing contract, or does not renew a sourcing contract, which prevent(s) the Company from complying with the terms of this Appendix. In such event, the Company may move only the work covered by such event.”
7. Definitions. Capitalized terms used but not defined in this Amendment shall have the same meaning as such capitalized terms are defined in the UAW Settlement Agreement.
8. No Other Changes. Except as set forth in this Amendment, the UAW Settlement Agreement remains in full force and effect and is hereby ratified and confirmed.
9. Execution in Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Amendment. Delivery of an executed signature page of this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed signature page of this Amendment.
          IN WITNESS WHEREOF, the undersigned have each caused this Amendment to be duly executed and delivered by their respective, duly authorized representatives as of the date first above written.

DANA CORPORATION
By:	/s/ Michael J. Burns
	Name:	Michael J. Burns
	Title:	Chairman and Chief Executive Officer

INTERNATIONAL UNION, UAW
By:	/s/ Niraj R. Ganatra
	Name:	Niraj R. Ganatra
	Title:	Associate General Counsel

Exhibit 1
APPENDIX R: RIGHT TO TERMINATE
     The modifications to the collective bargaining agreements and retiree benefits reached in connection with Dana’s Chapter 11 reorganization and set forth in this Settlement Agreement were agreed to in furtherance of Dana’s reorganization under Chapter 11 of Title 11, United States Code. The parties acknowledge and agree that the proposed investment (“Investment”) by Centerbridge Partners, L.P. (“Centerbridge”) (the “Centerbridge Investment”), which Investment is reflected in Exhibit B of the Plan Support Agreement, Terms of Centerbridge Investment (the “Investment Term Sheet”), and the Reorganization Plan Metrics, as further described in the Settlement Agreement, are fundamental, integral and necessary conditions to the Settlement Agreement. The parties agree that the Unions shall have termination rights as follows:
1) Replacement of Centerbridge By Dana: In the event that Dana determines that it wishes to replace Centerbridge with an Alternative Minority Investment (as such term is defined in the Investment Term Sheet) on better terms than those set forth in the Investment Term Sheet (the “Alternative Investor”), leaving the Settlement Agreement (including the Reorganization Plan Metrics) intact in all other respects, such Alternative Minority Investment shall be subject to the consent of the USW/UAW, which consent shall not be unreasonably withheld. The Unions’ consent shall be determined once the Unions have conducted due diligence regarding the Alternative Minority Investment, including discussions, if any, regarding the labor agreements and related restructuring matters. The Unions shall use reasonable best efforts to complete expedited due diligence within two (2) weeks after notification by Dana regarding the Alternative Minority Investment provided that Dana and the proposed investor cooperate fully in such diligence. In the event that the Unions do not consent to the Alternative Minority Investment, then the following shall apply:
(a)	Mediation and Arbitration: Disputes regarding the Unions’ determination to withhold their consent of an Alternative Minority Investment shall be timely addressed first, at mediation, and then at arbitration, applying the standards that would apply in labor arbitration proceedings. The Unsecured Creditors’ Committee has the right to participate with Dana in the mediation/arbitration on a co-equal basis. The mediation/arbitration shall be based on the parties’ understanding that the Unions’ willingness to enter into the Settlement Agreement is based on the Unions’ understanding and belief that they, the Company and Centerbridge have a shared vision which includes, but is not limited to the following: that the Company is in financial distress and operates in a highly competitive global industry; that improving the Company’s performance will require both substantial experience in using private capital to make equity investments in large operating businesses and dedicated personnel devoted to the businesses’ long-term success, a patient, long-term investment horizon, considerable management skills and investor resources and capital; that the Company can and must maintain a significant manufacturing base in North America and provide a growing supply of good jobs for union-represented employees; that the Company’s success in this environment is highly dependant upon its ability to achieve and sustain financial stability, including, among other things maintaining levels of leverage and liquidity that are prudent in light of prevailing industry conditions; that the Unions are critical stakeholders and partners in the enterprise and that the Settlement Agreement, as a whole, reflects this recognition; and that the parties are irrevocably committed to mutual respect and cooperation at all levels of the Company.

The mediator-arbitrator shall be George Fleischli. If George Fleischli is not available, then Richard Bloch shall serve as the mediator-arbitrator. If Richard Bloch is not available, then the mediator-arbitrator shall be Martin Scheinman. For purposes of this paragraph, “available” means able to conduct a mediation-arbitration within ten (10) days of the submission of the dispute to mediation-arbitration and, if necessary, render a decision within four (4) days thereafter. If none of the foregoing individuals are available, then the individual available at the earliest time shall be the individual selected.
(i) If the arbitrator finds that the Unions have acted reasonably in their determination to withhold consent of the Alternative Minority Investment, and, notwithstanding such determination, Dana proceeds with the Alternative Minority Investment, the Unions may, in their sole, unreviewable discretion, either: (A) issue a Notice of Termination, which shall constitute notice that each and every USW or UAW collective bargaining agreement shall be terminated on the date set forth therein, and which shall give rise to the Unions’ right to strike upon such termination, or (B) elect not to issue a Notice of Termination, in which event the Unions shall have an allowed administrative expense claim in the amount of $764 million, which claim shall not be subject to reconsideration under 11 U.S.C. § 502 or otherwise, and which shall be the $764 million cash payment (with such amount to be allocated as follows: USW-$298.7 million; and UAW-$465.3 million) to be made to the respective Union Retiree VEBA as described in Appendix K to this Settlement Agreement (and Appendix K to the USW Settlement Agreement), or as otherwise directed to be paid by the Unions in the event their respective VEBA has not been established (but in no event to be duplicative of the Unions’ Claim under this Appendix).
(ii) If the arbitrator finds that the Unions have acted unreasonably in their determination to withhold consent of the Alternative Minority Investment, the Company shall be authorized to proceed with the Alternative Minority Investment without further consequence so long as the terms of the Settlement Agreement otherwise remain unchanged and unaffected.
(iii) Review of Arbitral Award: Any action to enforce or vacate the arbitral award described in paragraph (a) shall be brought in the Bankruptcy Court and be an action under Section 301 of the Labor-Management Relations Act of 1947, as amended, 29 U.S.C. § 185 (“the Section 301 Action”) and reviewed under the standards applicable to judicial review of arbitration awards pursuant to Section 301.

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(b)	In the event that, following the consideration of an Alternative Minority Investment proposal, Dana rejects such proposal in favor of the Centerbridge Investment (or a new Centerbridge investment), then the Settlement Agreement shall remain in effect.
2)	Centerbridge Terminates The Investment: In the event that Centerbridge determines to terminate the Investment, other than for a breach by Dana of the Terms of Centerbridge Investment, the following shall apply:
(a)	The Unions shall have the sole unreviewable discretion within thirty (30) days of notification by Centerbridge of its termination of the Investment to designate an investor to replace Centerbridge on terms substantially similar to the Centerbridge Investment (the “Replacement Investor”). Such Replacement Investor shall be subject to Dana’s consent, which consent shall not be unreasonably withheld. If the 30-day period has not run by September 3, 2007, then Dana may file a plan of reorganization without the Replacement Investor, which plan shall be amended to incorporate the Replacement Investor, subject to the provisions of paragraphs 2(b) and 2(c) below.

(b)	Disputes with respect to whether or not Dana has acted unreasonably in withholding its consent to the Replacement Investor shall be timely addressed and subject to the procedures and standards set forth in Paragraph (1)(a) of this Appendix and any review of the arbitral award shall be as set forth in Paragraph (1)(a)(iii).
(i) If the arbitrator finds that Dana has acted unreasonably in rejecting the Replacement Investor, the arbitral award shall require that Dana accept the Replacement Investor.
(ii) If the arbitrator finds that Dana has acted reasonably, then Dana shall not be obligated to accept the Replacement Investor.
(c)	In the event that the Unions do not identify a Replacement Investor or an arbitrator, acting pursuant to paragraph (b) above finds that Dana has acted reasonably in rejecting the Replacement Investor, Dana may pursue an alternate plan of reorganization , so long as such plan of reorganization meets the Reorganization Plan Metrics and the terms of this Settlement Agreement and the USW Settlement Agreement otherwise remain unchanged and unaffected.
3) Other Events.
(a)	(i)	Except as provided in paragraphs (1) and (2) of this Appendix (in which case the provisions of those paragraphs shall govern), in the event that Dana pursues a transaction other than the Centerbridge Investment, including a majority investment transaction, a sale of substantially all of the Company’s assets and any similar transaction (the “Non-Centerbridge Transaction”), the Unions shall have an allowed general unsecured claim in the amount of $908 million (such claim to be allocated as follows: USW-$354.7 million; and UAW-$553.3 million), which claim shall not be subject to reconsideration under Section 502 of the Bankruptcy Code or otherwise (after the date of approval of this Settlement Agreement and the

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USW Settlement Agreement) (the “Unions’ Claim”), unless Dana shall have notified the Unions that they and, if applicable, the third party investor to such Non-Centerbridge Transaction have unconditionally and irrevocably waived the right to seek to modify retiree health benefits and have committed to continue all such benefits in force without modification to the reasonable satisfaction of the Unions.

(ii)	Such Non-Centerbridge Transaction shall be subject to the Unions’ consent, which consent shall not be unreasonably withheld. The Unions’ consent shall be determined once the Unions have conducted due diligence regarding the Non-Centerbridge Transaction, including discussions, if any, regarding the labor agreements and related restructuring matters. The Unions shall use reasonable best efforts to complete expedited due diligence within two (2) weeks of notification by Dana regarding the Non-Centerbridge Transaction provided that Dana and the third party to such proposed Transaction cooperate fully in such diligence. In the event that the Unions do not consent to the Non-Centerbridge Transaction, then any dispute regarding the Unions’ determination to withhold consent shall be subject to the procedures and standards set forth in Paragraph (1)(a) of this Appendix and any review of the arbitral award shall be as set forth in Paragraph (1)(a)(iii).

If the arbitrator finds that the Unions have acted reasonably in their determination to withhold consent of the Non-Centerbridge Transaction, and, notwithstanding such determination, Dana proceeds with the transaction, the Unions may, in their sole, unreviewable discretion: (x) issue a Notice of Termination as described in Paragraph (1)(a)(i)(A) (which shall give rise to the right to strike), in which event, retiree health benefits shall remain in force until such time as they are terminated in accordance with a further order of the Court implementing such termination and setting forth the terms of distribution of the Unions’ Claim; or (y) if no such notice is given (in which case this Settlement Agreement remains in effect), the Unions may elect (I) the Unions’ Claim (subject to the allocation described above at (3)(a)(i)) or (II) a cash payment of $764 million (subject to the allocation described above at (1)(a)(i) and further subject to the provisions reducing the amount of such payment contained in Appendix K hereto) in full settlement of the Unions’ Claim to be paid to a Union Retiree VEBA or as otherwise directed by the Unions for the payment of retiree health benefits in the event that their respective VEBA has not been established. The Unions may file with the Bankruptcy Court a notice identifying such election. If the arbitrator finds that the Unions have acted unreasonably in their determination to withhold consent of the Non-Centerbridge Transaction, the Company shall be authorized to proceed with the transaction, subject to the terms of the Settlement Agreement, except that the Unions shall have the right to elect (I) the Unions’ Claim (subject to the allocation described above at (3)(a)(i)) or (II) a cash payment of $764 million (subject to the allocation

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described above at (1)(a)(i) and further subject to the provisions reducing the amount of such payment contained in Appendix K hereto) in full settlement of the Unions’ Claim. The Unions may file with the Bankruptcy Court a notice identifying such election.
(b)	Except as provided in Paragraphs (1), (2) and 3(a) of this Appendix, for any other event of termination under the Investment Term Sheet including the filing by Dana of a standalone reorganization plan, the Unions shall have the Unions’ Claim (subject to the allocation described above at (3)(a)(i)), unless Dana, and if applicable, the plan proponent shall have notified the Unions that they have unconditionally and irrevocably waived the right to seek to modify retiree health benefits and have committed to continue all such benefits in force without modification to the satisfaction of the Unions. The Unions shall also have the right, in their sole unreviewable discretion to (x) issue a Notice of Termination as described in Paragraph (1)(a)(i)(A) of this Appendix (which shall give rise to the right to strike), in which event, retiree health benefits shall remain in force until such time as they are terminated in accordance with a further order of the Court implementing the termination of benefits and setting forth the terms of distribution of the Unions’ Claim; or (y) if no such notice is given (in which case this Settlement Agreement shall remain in effect), the Unions may elect: (I) the Unions’ Claim (subject to the allocation described above at (3)(a)(i)) or (II) a cash payment of $764 million (subject to the allocation described above at (1)(a)(i) and further subject to the provisions reducing the amount of such payment contained in Appendix K hereto) in full settlement of the Unions’ Claim, to be paid to the respective Union Retiree VEBA or as otherwise directed by the Unions in the event that their respective VEBA has not been established. The Unions may file with the Bankruptcy Court a notice identifying such election.

(c)	In the case of a dismissal of the Debtors’ chapter 11 cases, then this Settlement Agreement will terminate, and the parties will return to the status that existed before the Section 1113/1114 Litigation and the execution of this Settlement Agreement. In the case of a conversion of the Debtors’ cases to Chapter 7, the Debtors will seek that any order of conversion shall provide for an allowed administrative claim in the amount of $764 million for the payment of retiree health benefits (subject to the allocation described above at (1)(a)(i)).
4)	For purposes of this Appendix, “Reorganization Metrics” shall mean Appendix I of this Settlement Agreement.

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Exhibit 2
APPENDIX K – RETIREE AND DISABILITY BENEFITS
1.	Termination of Non-Pension Retiree Benefits for Union Retirees. The parties agree that the Company will terminate effective the later of January 1, 2008 or the effective date of a plan of reorganization (“Retiree Benefit Termination Date”), all non-pension retiree benefits of individuals who, as of the Retiree Benefit Termination Date, are retirees, surviving spouses and eligible dependents represented by the UAW (“Union Retirees”), provided, however, that the Company will continue to provide all non-pension retiree benefits to the Union Retirees under the terms of existing plans through the Retiree Benefit Termination Date. On the Retiree Benefit Termination Date, the Company will cease to sponsor or provide any non-pension retiree benefits for Union Retirees. Except as otherwise provided herein, the Company shall have no obligation to provide any non-pension retiree benefits to Union Retirees after the Retiree Benefit Termination Date, except for the payment of claims incurred by Union Retirees through the Retiree Benefit Termination Date and presented for payment no later than six months following the Retiree Benefit Termination Date.

2.	Termination of Non-Pension Retiree Benefits for Active Union Employees. The parties agree that employees represented by the Union who have not retired as of the Retiree Benefit Termination Date shall not, after that date, have any eligibility for non-pension retiree benefits upon retirement, except as otherwise provided in Appendix L to this Agreement, except for such non-pension retiree benefits as may be provided by and through the UAW Union Retiree VEBA as defined below.

3.	Termination of Disability Income and Medical Benefits for Union Disableds. The parties agree that the Company will terminate effective on the Retiree Benefit Termination Date all long term disability income and medical benefits (“LTD Benefits”) of individuals who are represented by the UAW and who, as of the Retiree Benefit Termination Date, (i) are receiving LTD Benefits or (ii) have begun a period of disability that will result in qualification for LTD Benefits from the Company (“Union Disableds”), provided however that the Company will continue to provide all LTD Benefits to the Union Disableds under the terms of the now-existing plans through and including the Retiree Benefit Termination Date. On and as of the Retiree Benefit Termination Date, the Company will cease to sponsor or provide any LTD Benefits for Union Disableds, and except as otherwise provided herein, the Company shall have no obligation to provide any LTD Benefits to Union Disableds after the Retiree Benefit Termination Date.

4.	In consideration of Paragraphs 1, 2 and 3 above, a Voluntary Employee Benefit Association (“VEBA”) shall be established and funded, as follows:
a.	Establishing the UAW Union Retiree VEBA. As expeditiously as possible and in all events prior to the Retiree Benefit Termination Date the Union shall establish a VEBA for and on behalf of all Union Retirees and Union Disableds (the “UAW Union Retiree VEBA”).

b.	The UAW Union Retiree VEBA Contribution. Within two (2) business days of the later of (a) the Retiree Benefit Termination Date and (b) having received written notice, including the VEBA trust documents, from the VEBA Trustees that (i) the UAW Union Retiree VEBA has been established and (ii) the UAW Union Retiree VEBA can accept contributions made as instructed in such written notice, the Company shall cause the sum of $465,300,000.00 in cash to be contributed to the UAW Union Retiree VEBA (the “Contribution Amount”) by wire transfer as instructed in such written notice. In no event will the Company’s obligation for contributions under this Appendix “K” exceed $465,300,000.00 in total. The current VEBA trusts in place at Syracuse, Plymouth, Weatherhead, and the UAW Master will continue in place, and the assets of those trusts shall neither be transferred to the UAW Union Retiree VEBA, nor be part of the Contribution Amount, nor reduce the Contribution Amount. As of the Retiree Benefit Termination Date, the joint Board of Administration of each of the aforementioned individual VEBA trusts will determine the future uses of any remaining assets in coordination with the provisions of the UAW Union Retiree VEBA (and any schedule or form of benefits provided under the UAW Union Retiree VEBA) and, to the extent necessary to empower each such Board of Administration to effectuate such determinations, the parties will amend the governing documents and agreements governing (a) the individual VEBA trusts and (b) the provision of benefits funded thereby.

c.	Adjustment to the Contribution Amount. The Contribution Amount will be reduced by the amount of (i) non-pension retiree benefit claims incurred by the Company for Union Retirees on and after July 1, 2007 and (ii) any LTD Benefits incurred by the Company on behalf of Union Disableds on and after July 1, 2007. The amount of reduction in this section 4(c) will not include the amount of payment of any non-pension retiree benefit or LTD Benefit claims made for Union Retirees for claims incurred prior to July 1, 2007 or for Union Disableds for claims incurred prior to July 1, 2007 (claims run out) but will include any amount due and payable as of the date of contribution described in 4(b) above. (iii) In addition the Company will decrease the Contribution Amount for an estimated amount of non-pension retiree benefit claims for Union Retirees incurred but not paid on or after July 1, 2007 but not later than the date of the payment called for in 4(b) above. The additional reduction under (iii) of this section represents claims run out following at the date of contribution specified in 4(b) above. (iv) In addition, the Company will decrease the amount of the contribution for any amounts attributable to paragraph 5.b (but not the remainder of paragraph 5) of this Appendix K, and for administrative costs in excess of $25,000.00 for changes in the retiree benefit programs made pursuant to paragraph 6 below. The Company will make a final payment, to the UAW Union Retiree VEBA based upon the amount of contributions less the actual amounts known for 4(c)(i), (ii), (iii) and (iv) but not longer than six months following the contribution date in 4(b) above.
5.	Cooperation with the Union and Reimbursement of Certain Expenses. To the extent required or permitted by law, Dana and its successors and assigns shall furnish to the Committee (as defined in paragraph 8 below) such information and shall provide such cooperation as may be necessary to permit the Committee to effectively administer the plan of benefits provided to retirees, including, without limitation, the implementation and administration of voluntary premium deductions from the pension benefits of retirees, and the retrieval of data in a form and to the extent maintained by the Company regarding age, service, and pension eligibility, marital status, mortality, claims history, and enrollment information of Dana employees and retirees.
a.	Moreover, Dana shall cooperate with the Union and the Committee and undertake such reasonable actions as will enable the Committee to perform its administrative functions with respect to the UAW Union Retiree VEBA, including ensuring an orderly transition from Company administration of the retiree health care program to VEBA administration (“Administrative Transition”).

b.	Dana shall be financially responsible for reasonable costs associated with the Committee’s fees and expenses, and educational efforts and communications with respect to Retirees conducted at the Union’s request, creation of administrative procedures, initial development of record sharing procedures, the testing of computer systems, vendor selection and contracting, and other activities, incurred on and before the Retiree Benefit Termination Date.

c.	It is understood that the costs associated with drafting the UAW Union Retiree VEBA trust agreement, seeking from the Internal Revenue Service a determination of the tax-exempt status of the UAW Union Retiree VEBA, plan design, and actuarial and other professional work necessary for initiation of the UAW Union Retiree VEBA and the benefits to be offered thereunder, shall all be payable pursuant to the certain Orders of the Bankruptcy Court concerning the payment of the Union’s professional fees rather than being subject to payment pursuant to this agreement.

6.	Changes in Benefits. At the direction of the Union, and after reasonable notice from the Union, the Company shall implement any changes in the non-pension retiree benefit programs that take effect on or after July 1, 2007.

7.	COBRA. The Company will comply with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations issued respectively there under (collectively, “COBRA”) with regard to making available COBRA continuation coverage as described by Section 4980B of the Code and Section 602 of ERISA (or any successor provisions thereto) to Union Retirees. The parties acknowledge that a COBRA qualifying event under Section 4980B(f) of the Code and Section 603 of ERISA will occur. The Company will offer an opportunity to elect COBRA continuation coverage to eligible Union Retirees provided, however, that this subparagraph shall not apply if: (i) it is otherwise not required by, inconsistent with or contrary to applicable law, (ii) the Company ceases to provide any group health plan to their employees, (iii) a Union Retiree fails to pay a COBRA premium or (iv) a Union Retiree becomes covered under any other group health plan (hereinafter “New Coverage”). Eligibility for coverage under a group health plan offered by the UAW Union Retiree VEBA shall not, by itself, in the absence of electing coverage under one of the group health plans, constitute New Coverage. A Union Retiree who does not initially elect COBRA continuation coverage shall waive any right to COBRA continuation coverage at a later date; provided, however, that, in the event a Union Retiree does not elect COBRA coverage as provided in this paragraph 7, nothing in this Agreement shall preclude a Union Retiree from electing COBRA continuation coverage in connection with any future COBRA qualifying event under the Code and ERISA. Nothing herein however, is intended nor should it be construed to limit, waive or augment any COBRA rights or benefits with respect to any Union Retirees.

8.	UAW Union Retiree VEBA Committee. The UAW Union Retiree VEBA shall be administered by an independent committee (the “Committee”) which shall be the sponsor, “named fiduciary” and plan administrator of the UAW Union Retiree VEBA. The Committee shall consist of (i) three members not affiliated with the Company and appointed by the Union and (ii) four members who shall not have any affiliation with the Company or the Union and who shall consist of health care, employee benefits or ERISA experts or asset management experts or similarly qualified persons (Independent Committee Member). Prior to any termination of such an Independent Committee Member, the four Independent Committee Members shall recruit and select replacement Independent Committee Members to fill any vacancies among the four of them. Except as provided herein and in Letter No. 7 in Appendix S, the Company shall have no responsibility for or involvement with respect to the establishment or administration of the UAW Union Retiree VEBA. The Union shall have the power to remove or replace the trustees it appoints.

Exhibit 3
in re Dana Corporation, et al.
CRITICAL ELEMENTS TO BE INCLUDED IN A
PLAN OF REORGANIZATION
          This Term Sheet summarizes certain of the principal terms and conditions of a chapter 11 plan of reorganization (the “Plan”) of Dana Corporation (“Dana”) and its debtor subsidiaries (each, a “Debtor” and, collectively, the “Debtors”) to be proposed by the Debtors in the Debtors’ chapter 11 cases pending in the United States Bankruptcy Court for the Southern District of New York as an integral part of the resolution and settlement of (a) the proceedings under 11 U.S.C. §§ 1113 and 1114 between (i) the Debtors and, respectively, (ii) the United Steelworkers (“USW”) and (iii) the International Union, UAW (“UAW”); and (b) all other issues among the Debtors and each of the USW and the UAW ( the “Global Settlement”).
          This Term Sheet is attached as Exhibit A to a plan support agreement (as it may be amended from time to time, the “PSA”) among (a) the Debtors, (b) the Unions (as defined below), (c) Centerbridge Capital Partners, L.P. (“Centerbridge”) and (d) certain supporting unsecured creditors (the “Supporting Creditors”). In the PSA, the Unions agree to support, and will commit to not oppose, a Plan that includes the terms and conditions set forth in this Term Sheet. Upon execution of the PSA, this Term Sheet is intended to be binding on the signatories of the PSA in accordance with the terms of the PSA, which will be subject to Bankruptcy Court approval. Notwithstanding the foregoing, this Term Sheet remains subject to, among other things, (a) resolution of any terms or items set forth herein that are bracketed or indicated as “to be determined;” (b) acceptable definitive documentation of all matters contemplated herein, including the Plan and any agreements specifically contemplated in this Term Sheet; and (c) the fiduciary duties of the Debtors. No vote in favor of any Plan is being solicited by or agreed to by this Term Sheet.
          Notwithstanding anything to the contrary set forth herein, this Term Sheet is being provided as part of settlement discussions and, therefore, shall be treated as such pursuant to Federal Rule of Evidence 408 and all bankruptcy and state law equivalents until such time as it is final and fully executed.
1. Certain Defined Terms

Ad Hoc Steering Committee	Means DK Partners, Dune Capital Management, LP, Franklin Mutual Advisers and Silver Point Capital LP or the four largest Bondholders that have executed appropriate confidentiality agreements with the Debtors and who are members of the Ad Hoc Committee of Bondholders if any of the aforementioned parties are no longer Bondholders

Bondholders	Means, collectively, the holders of: (i) the $150 million of 6.5% unsecured notes due March 15, 2008; (ii) the $350 million of 6.5%

unsecured notes due on March 1, 2009; (iii) the $250 million of 10.125% unsecured notes due on March 15, 2010; (iv) the $575 million of 9.0% unsecured notes due August 15, 2011; (v) the € 200 million of 9% unsecured notes due August 15, 2011; (vi) the $450 million of 5.85% unsecured notes due on January 15, 2015; (vii) the $200 million of 7.0% unsecured notes due on March 15, 2028; and (viii) the $400 million of 7.0% unsecured notes due on March 1, 2029.

Consolidated Debtors	[To be defined]

Creditors’ Committee	Means the Official Committee of Unsecured Creditors appointed in the Debtors’ chapter 11 cases, as such committee may be constituted from time to time.

DB Plan	Means a defined benefit pension plan covering employees that are represented by the USW or the UAW.

DIP Facility	Means the Debtors’ existing debtor-in-possession credit facility, subject to any amendment thereto.

Effective Date	Means a day, as determined by the Debtors and that is reasonably acceptable to Centerbridge, that is the business day as soon as reasonably practicable after all conditions to the Effective Date in the Plan have been met or waived.

Emergence Liquidity	Means, as of the Effective Date, the sum of (i) cash and cash equivalents of the Debtors and their subsidiaries and (ii) unused commitments under the Exit Facility after giving effect to all cash distributions to be made on the Effective Date pursuant to the Plan.

Excess Distributable Cash	Means cash of the Reorganized Debtors in excess of the minimum cash required to operate the business on the Effective Date and thereafter.

Exit Facility	Means a senior secured financing facility to be entered into on the Effective Date by and among the Reorganized Debtors and the lenders party thereto, as determined prior to emergence through a competitive financing process run by the Debtors’ financial advisor and investment banker, Miller Buckfire & Co., LLC, subject to the covenant set forth below.

Invalidation Clauses	Means subclause (C) or (E) in the definition of Qualified Investor in the Investment Agreement.

Investment Agreement	Means that certain Investment Agreement, dated as of July ___, 2007, between Centerbridge , CBP Parts Acquisition Co. LLC, a newly formed Delaware limited liability company (the “Purchaser”), and Dana, which, among other things, sets forth the terms for the proposed investment in the Reorganized Company by Centerbridge and its

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affiliates and other potential investors, which will be attached as Exhibit B to the PSA.

Non-Core Businesses	Means those businesses to be specified by the Debtors and disclosed in confidence to the Unions, the Creditors’ Committee and Centerbridge. The Company represents that it has previously identified to the Unions those Non-Core Businesses that include UAW or USW represented facilities. Subject to any prepayment requirements set forth in the DIP Facility, proceeds from the sale of Non-Core Businesses will be used to fund operations or distributions under the Plan.

Qualified Investor	Has the meaning given to it in the Investment Agreement.

Reorganized Company	Means the Reorganized Debtors and their nondebtor subsidiaries.

Reorganized Debtors	Means the Debtors, or any successor thereto, on or after the Effective Date of the Plan.

Union Consent	Unless otherwise expressly agreed, “Union Consent” shall mean the agreement of the respective International President of the UAW or USW (or any designee of such officer).

Unions	Means the authorized representatives of the USW and the UAW.

Union Settlement Agreements	Means the settlement agreements reached by and among the Debtors and each of the Unions as of July 5, 2007, as amended.

Unsecured Claims	Means unsecured nonpriority claims other than (i) convenience class claims, (ii) asbestos personal injury claims, (iii) intercompany claims, (iv) Dana Credit Corporation claims and (v) any claims of the non-union retirees represented by the Official Committee of Non-Union Retirees.

Unsecured Creditors	Means the holders of Unsecured Claims against the Consolidated Debtors.
2. New Investment

New Investment	On the Effective Date, there shall be an investment made in the Reorganized Company as described in the Investment Agreement.

Process	The order approving the Global Settlement shall contain provisions for a process (the “Process”) acceptable to the Debtors, the Unions, Centerbridge and the Creditors’ Committee under which persons or entities who have submitted a bona fide expression of interest for an Alternative Investment, Alternative Majority Investment, Alternative Transaction or

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Alternative Stand-Alone Plan (each as defined in the Investment Agreement and each, an “Alternative Proposal”): (i) would be granted access to Company information after signing a confidentiality agreement having terms no less favorable to the Company or more favorable to the recipient thereunder than the respective terms of the confidentiality agreement executed by Appaloosa Management L.P. (an “Acceptable Confidentiality Agreement”); and (ii) would be authorized to submit simultaneously to the Debtors and the Creditors’ Committee a definitive Alternative Proposal on or before , 2007. The Debtors will keep the Creditors’ Committee and the Ad Hoc Steering Committee informed of all Alternative Proposals and, if the Company chooses to proceed with an Alternative Proposal, the Debtors agree that they will amend any plan of reorganization that may then be filed with the Bankruptcy Court to incorporate such Alternative Proposal; and the Unions, Centerbridge and the Ad Hoc Bondholders’ Committee agree (and the Creditors’ Committee will agree on the record at the July 26, 2007 hearing) that they will not (i) construe any such amendment as a “new” plan such that the Debtors would lose their exclusive rights to file or solicit acceptances to such plan, as amended, or (ii) take any other action or make any other suggestion in any forum to limit or terminate such exclusive rights of the Debtors. In all events, each Union shall retain its rights under Appendix R to its respective Settlement Agreement, as modified to: (i) provide that the counsel for the Creditors’ Committee will be co-counsel with the Debtors in any mediation/arbitration proceeding under Appendix R to the Union Settlement Agreements; (ii) establish an objective standard by which the mediator/arbitrator is to determine whether the Unions acted reasonably in withholding their consent to an alternative transaction; (iii) identify an arbitrator that is acceptable to the Debtors, the Unions and the Creditors’ Committee; and (iv) limit the Union’s due diligence and the arbitration period to four weeks in the aggregate.

Nothing herein relieves the Debtors of their obligations under the Investment Agreement.
3. Termination Events

Termination Events	The Investment Agreement and the Union Settlement Agreements shall each contain certain specified termination events and remedies therefor.
4. Certain Emergence Covenants and Other Terms

Leverage Limitation	The total amount of funded debt at emergence shall not exceed $1.5 billion.

Minimum	Upon emergence, the Reorganized Debtors’ Minimum Emergence

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Emergence Liquidity	Liquidity will be reasonably acceptable to the Unions and Centerbridge.

Exit Facility	The Debtors shall obtain an Exit Facility upon emergence to, among other things, refinance the DIP Facility, provide liquidity through short-term borrowings for working capital and general corporate purposes, and permit the issuance of letters of credit. The Exit Facility will be with parties and on market terms reasonably acceptable to Centerbridge; provided, that the Debtors shall have the obligation to consult with Centerbridge regarding such terms and parties.

Union Settlement Agreement Obligations	The Plan will conform to the Union Settlement Agreements in terms of providing reasonable certainty, acceptable to the Debtors and the Unions, as to the source and the amount of cash required to meet the Debtors’ cash payment obligations as set forth in the Union Settlement Agreements. The Plan shall provide for the Unions’ Claim as described in the Union Settlement Agreements.

Treatment of Unsecured Creditors	Unsecured Creditors will receive, on account of their allowed Unsecured Claims, their pro rata portion of shares of common stock of the Reorganized Company (“New Common Stock”) and/or Excess Distributable Cash if it is determined that Excess Distributable Cash is available. In addition, Unsecured Creditors that are not Qualified Investors (but not including creditors that were Qualified Investors but ceased to be so as of the Record Date as a result of the operation of the Invalidation Clauses) (collectively, the “Non-Eligible Unsecured Creditors”) will receive an amount of cash and/or New Common Stock that is (i) determined to be reasonably acceptable to the Debtors, Centerbridge and the Ad Hoc Steering Committee and (ii) approved by the Bankruptcy Court. Distributions to the Unions shall be governed by the terms of the Union Settlement Agreements.

Initial Management	The Plan shall contain a process whereby the individuals who are expected to serve on the New Board shall negotiate, in consultation with Centerbridge, employment agreements with the senior management team which shall be market employment agreements in form and substance reasonably acceptable to Centerbridge, which employment agreements will be subject to approval by the Board of Directors of the Reorganized Company on the Effective Date. Centerbridge will consult with the Ad Hoc Steering Committee with respect to such employment agreements; provided, however, that in the event Centerbridge determines in good faith that revealing certain specific information at a particular point in time could impact negatively either the substance of the negotiations or the prospects of the Company it reserves the right to delay consultation until it reasonably determines in good faith that the risk of a negative impact has passed; provided further that Centerbridge will oppose the execution or finalization of such employment agreements without first discussing them

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with the Ad Hoc Steering Committee.

Tax Attributes To Be Preserved	Unless otherwise agreed by the New Investor, the Debtors and the Ad Hoc Steering Committee, the investments under the Plan, as well as any relevant Plan provisions, will be structured so as to preserve the ability of the Debtors and the Reorganized Debtors to qualify for tax benefits available under IRC section 382(l)(6).

No Sale of Core Businesses Prior to Emergence	Except for the sale of the Non-Core Businesses and in addition to any requirements, or consents required by the lenders, under the DIP Facility, the Debtors will not sell any business line within the Automotive Systems Group or the Commercial Vehicles Group prior to the Effective Date without Union Consent or the consent of Centerbridge.

Successorship and Sales Post Emergence	The Debtors will emerge from chapter 11 with their businesses other than the Non-Core Businesses (the “Core Businesses”) intact. Limitations on the Reorganized Debtors’ ability to sell, transfer or distribute substantially all of the stock or assets of any of the Core Businesses shall be addressed, if at all, in the Union Settlement Agreement and related individual collective bargaining agreements.

Outside Effective Date	The PSA and this Term Sheet shall expire and be of no further effect (i) for the Unions, the Debtors and Centerbridge if the Plan fails to become effective on or before May 1, 2008 and (ii) for any Supporting Creditor that has exercised its right to terminate the PSA because the Plan fails to become effective on or before February 28, 2008 (as applicable, the “Outside Effective Date”).

Unsecured Claim Condition to Effective Date	It shall be a condition to the occurrence of the Effective Date of the Plan that the total amount of allowed Unsecured Claims (excluding any claims of the Unions) shall not exceed $3.25 billion; provided, however, that this condition may be waived by the Unsecured Creditors’ Committee acting reasonably and consistently with its fiduciary duties to all unsecured creditors and after taking into account the efforts that the Debtors, the Creditors’ Committee and other parties, if applicable, have made to resolve Unsecured Claims.

Union VEBAs	The Plan will provide that consideration will be paid into separate, Union-specific voluntary employees’ benefit associations to be established pursuant to the Union Settlement Agreements in the amount set forth therein and that, upon such funding, the Debtors shall have no further obligation (whether ongoing or by claims against their estates) for the provision of non-pension benefits to UAW and USW retirees.

LTD Claims	The claims, if any, of the members of the UAW or the USW that are receiving Long Term Disability shall be deemed settled (in accordance with the applicable Union Settlement Agreement) and shall not be entitled

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to vote to accept or reject the Plan due to the provisions for funding the Union VEBAs on account of such claims set forth in the Union Settlement Agreements.

Acceptance and Rejection Provisions	Other than as set forth herein, the Plan will contain customary provisions regarding the acceptance of the Plan by impaired and unimpaired classes and the deemed rejection by certain classes.

Cramdown	To the extent that any impaired class rejects the Plan or is deemed to have rejected the Plan, the Debtors reserve the right to seek, and the Unions, the Ad Hoc Steering Committee and Centerbridge agree to support, confirmation of the Plan under 11 U.S.C. § 1129(b).

Defined Benefit Pension Plans	The Plan will not provide for or be conditioned upon the distress termination of any DB Plan pursuant to section 4041(c) of ERISA, 29 U.S.C. § 1341(c), nor shall the Debtors (or any Plan sponsored by the Debtors) seek a standard termination of any DB Plan. In addition, the Debtors agree to oppose any involuntary termination sought pursuant to Section 4042 of ERISA, 29 U.S.C. § 1342 of any DB Plan.

Collective Bargaining Agreements	The Plan will provide for the (i) assumption by the Debtors of the new collective bargaining agreements to be entered by the Debtors and the UAW or USW as contemplated by the Union Settlement Agreement at the following bargaining units: (a) Fort Wayne, IN – Local Union 903; (b) Henderson, KY – Local Union 9443-02; (c) Marion, IN – Local Union 113; (d) Auburn Hills, MI – UAW Local 771; (e) Rochester Hills UAW Local 771; (f) Longview, TX UAW Local [TBD]; (g) Lima, OH – UAW Local 1765; (h) Elizabethtown, KY – UAW Local 3047; and (i) Pottstown, PA – UAW Local 644; (ii) the assumption of the respective Neutrality Agreements as contemplated by the Union Settlement Agreements, and (iii) the assumption of any and all other related agreements necessary to effect the Union Settlement Agreements.

New Board	The Board of Directors of the Reorganized Company shall be as set forth in the Investment Agreement.

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